Exhibit 3.1

EDEN BIOSCIENCE CORPORATION

RESTATED

ARTICLES OF INCORPORATION

ARTICLE 1. NAME

The name of this corporation is Eden Bioscience Corporation.

ARTICLE 2.  CAPITAL STOCK

2.1	Authorized Capital

The total number of shares that this corporation is authorized to issue is 110,000,000, consisting of 100,000,000 shares of Common Stock, par value $.0025 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. The Common Stock is subject to the rights and performances of Preferred Stock as set forth below.

2.2	Issuance of Preferred Stock in Series

The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Restated Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares. The Board of Directors shall have the authority to fix and determine and to amend, subject to these provisions, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

ARTICLE 3.  REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 1201 Third Avenue, 40th Floor, Seattle, Washington 98101-3099, and the name of the registered agent at such address is Lawco of Washington, Inc.

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. At the first annual election of Directors following the date of these Articles of Incorporation, the Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as the case may be. At the first election of Directors to such classified Board of Directors, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class 2 Director shall be elected to serve until the second ensuing annual meeting of shareholders and each Class 3 Director shall be elected to serve until the third ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

The Directors of this corporation may be removed only for cause; such removal shall be by the holders of not less than two-thirds of the shares entitled to elect the Director or Directors whose removal is sought in the manner provided by the Bylaws.

ARTICLE 7. BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws of this corporation and to adopt new Bylaws.

ARTICLE 8. AMENDMENTS TO ARTICLES

This corporation reserves the right to amend or repeal any of the provisions contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of this corporation are granted subject to this reservation. The limitations on amendment of these Articles of Incorporation set forth in Section 8.1, 8.2 and 8.3 shall apply.

8.1.	Supermajority Voting

Except as provided in Section 8.2 or Section 8.3, the following Articles may be amended or repealed only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of such class or series, voting as a separate voting group:

Article 6 ("Directors")

Article 8 ("Amendments to Articles of Incorporation")

Article 9 ("Limitation of Director Liability")

Article 10 ("Indemnification")

Article 11 ("Special Meeting of Shareholders")

8.2.	Majority Voting

Notwithstanding the provisions of Section 8.1, and except as provided in Section 8.3, an amendment or repeal of an Article identified in Section 8.1 that is approved by a majority of the Continuing Directors (as defined in Section 8.3), voting separately and as a subclass of Directors, shall require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock or required by the provisions of the Washington Business Corporation Act, by the affirmative vote of the holders of at least a majority of the outstanding shares of such class or series, voting as a separate voting group.

8.3.	No Shareholder Vote

Notwithstanding the provisions of Section 8.1 or 8.2 hereof, if the amendment or repeal of any Article not identified in Section 8.1 shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such amendment or repeal is not otherwise required to be approved by this corporation's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Amended and Restated Articles of Incorporation other than this Article 8, then no vote of the shareholders of this corporation shall be required for approval of such amendment or repeal.

8.4	Definition of “Continuing Director”

"Continuing Director" means any member of the Board of Directors who was a member of the Board of Directors on July 6, 2000 or who is elected to the Board of Directors after July 6, 2000 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 9 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 10. INDEMNIFICATION

This corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of this corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Amended and Restated Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

ARTICLE 11. SPECIAL MEETINGS OF SHAREHOLDERS

The Chairman of the Board, the President or the Board of Directors may call special meetings of the shareholders for any purpose. Further, a special meeting of the shareholders shall be held if the holders of not less than twenty-five (25%) percent of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary of this corporation, no later than twenty (20) days prior to the date of such meeting, one or more written demands for such meeting describing the purpose or purposes for which it is to be held.

DATED: November 8, 2000

EDEN BIOSCIENCE CORPORATION

By:	/s/ Jerry L. Butler Jerry L. Butler President and Chief Executive Officer

Articles of Amendment

of

Eden Bioscience Corporation

        Pursuant to RCW 23B.10.060, the following Articles of Amendment are executed by the undersigned, a Washington corporation:

        1.          The name of the corporation is Eden Bioscience Corporation.

        2.          Article 2. Capital Stock, Subsection 2.1 of the Restated Articles of Incorporation of the corporation, is hereby amended in its entirety to read as follows:

"2.1 Authorized Capital

Effective on April 18, 2006 at 5:00 p.m., pacific daylight time (the "Effective Time"), every three outstanding shares of this corporation's Common Stock shall be combined and reclassified into one share of Common Stock of this corporation, thereby giving effect to a one-for-three reverse stock split of this corporation's Common Stock (the "Reverse Split"). No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction. After giving effect to the Reverse Split, the total number of shares that this corporation is authorized to issue is 43,333,333, consisting of 33,333,333 shares of Common Stock, par value $0.0025 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. The Common Stock is subject to the rights and preferences of Preferred Stock as set forth below."

        3.         The amendment effects a one-for-three reverse stock split of the corporation's outstanding Common Stock (the "Reverse Split"). No fractional shares of Common Stock shall be issued in the Reverse Split. Whether fractional shares would have been issuable (but for the preceding sentence) upon the Reverse Split shall be determined based on the total number of shares of Common Stock held by each shareholder immediately following the Reverse Split (after aggregating any fractional shares resulting from the Reverse Split of each such shareholder's Common Stock). In lieu of issuing fractional shares resulting from the Reverse Split, the corporation shall pay cash in an amount equal to the fair value of each such fractional share, such fair value to be calculated by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing sales price of the Common Stock on the trading day immediately preceding the effective date of the Reverse Split, as reported on the Nasdaq Capital Market (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the corporation's Board of Directors). The Reverse Split shall occur automatically without any further action by the holders of the shares affected thereby and whether or not the certificates representing such shares, if in certificated form, are surrendered to this corporation or its transfer agent. With respect to outstanding shares of Common Stock represented by stock certificates, the corporation shall not be obligated to issue certificates evidencing such shares of Common Stock and cash in lieu of fractional shares resulting from the Reverse Split unless the certificates evidencing such shares of Common Stock are either delivered to the corporation's transfer agent or the shareholder notifies the transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.

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        4.         The amendment was adopted by the Board of Directors on April 11, 2006. Shareholder action was not required pursuant to RCW 23B.10.020(4)(b).

        5.         These Articles of Amendment shall be effective at 5:00 P.M., Pacific daylight time, on April 18, 2006.

        These Articles of Amendment are executed by said corporation by its duly authorized officer.

DATED: April 17, 2006

EDEN BIOSCIENCE CORPORATION

By:/s/ Bradley S. Powell_____________

Name: Bradley S. Powell

Its: Vice-President and Chief Financial Officer

ARTICLES OF AMENDMENT

OF

EDEN BIOSCIENCE CORPORATION

        The following Articles of Amendment are executed by the undersigned, a Washington corporation:

        1.         The name of the corporation is Eden Bioscience Corporation, Inc.

        2.        Article 2.3 is added by the addition of Designation of Rights and Preferences of Series R Participating Cumulative Preferred Stock to read as set forth on Exhibit A attached hereto:

        3.        The date the amendment was adopted is June 1, 2007.

        4.        The amendment was duly adopted by the Board of Directors of the corporation. Shareholder action was not required pursuant to the provisions of RCW 23B.06.020.

        These Articles of Amendment are executed by the corporation by its duly authorized officer.

Dated: June 1, 2007

EDEN BIOSCIENCE CORPORATION

By /s/ Bradley S. Powell Bradley S. Powell, President, Chief Financial Officer and Secretary

EXHIBIT A

2.3	Designation of Rights and Preferences of Series R Participating Cumulative Preferred Stock

The following series of Preferred Stock is hereby designated, which series shall have the rights, preferences and privileges and limitations set forth below:

2.3.1	Designation of Series R Participating Cumulative Preferred Stock

The shares of such series shall be designated the "Series R Participating Cumulative Preferred Stock" (the "Series R Preferred Stock"), without par value. The number of shares initially constituting the Series R Preferred Stock shall be 1,000,000; provided, however, if more than a total of 1,000,000 shares of Series R Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of June 1, 2007 between the corporation and Mellon Investor Services LLC, as Rights Agent (the "Rights Agreement"), the corporation's Board of Directors, pursuant to Section 23B.06.020 of the Revised Code of Washington, shall direct by resolution or resolutions that Articles of Amendment be properly executed and filed with the Washington Secretary of State providing for the total number of shares of Series R Preferred Stock authorized for issuance to be increased (to the extent that the Restated Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights. In addition, such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series R Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series R Preferred Stock.

2.3.2	Dividends and Distributions

(a)       Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the corporation ranking prior and superior to the shares of Series R Preferred Stock with respect to dividends, the holders of shares of Series R Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the corporation legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the corporation's Board of Directors shall approve (each such date being referred to in this Designation as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series R Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.01 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the corporation shall simultaneously pay or make on each outstanding whole share of Series R Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Designation and in the Rights Agreement, the "Formula Number" shall be 100; provided, however, that if at any time after June 1, 2007 the corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if at any time after June 1, 2007 the corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b)       The Corporation shall declare a dividend or distribution on the Series R Preferred Stock as provided in Section 2.3.2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series R Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Corporation's Board of Directors may fix a record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock and which shall not be more than 60 days prior to the date fixed for payment thereof.

(c)       Dividends shall begin to accrue and be cumulative on outstanding shares of Series R Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series R Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series R Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the corporation's Board of Directors shall approve) next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series R Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d)       So long as any shares of Series R Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2.3.2 to be declared on the Series R Preferred Stock shall have been declared.

(e)       The holders of shares of Series R Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Designation.

2.3.3	Voting Rights

The holders of shares of Series R Preferred Stock shall have the following voting rights:

(a)       Each holder of Series R Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series R Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b)       Except as otherwise provided in this Designation or by applicable law, the holders of shares of Series R Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class for the election of directors of the corporation and on all other matters submitted to a vote of shareholders of the corporation.

(c)       Except as provided in this Designation or by applicable law, holders of Series R Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in this Designation) for authorizing or taking any corporate action.

2.3.4	Certain Restrictions

(a)       Whenever quarterly dividends or other dividends or distributions payable on the Series R Preferred Stock as provided in Section 2.3.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series R Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i)        declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock;

(ii)      declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except dividends paid ratably on the Series R Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)      redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock; provided, however, that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series R Preferred Stock; or

(iv)      redeem or purchase or otherwise acquire for consideration any shares of Series R Preferred Stock, or any shares of stock ranking on a parity with the Series R Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the corporation's Board of Directors) to all holders of such shares upon such terms as the corporation's Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Preferred Stock classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)       The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section 2.3.4, purchase or otherwise acquire such shares at such time and in such manner.

2.3.5	Liquidation Rights

Upon the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, no distribution shall be made to (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock unless, prior thereto, the holders of shares of Series R Preferred Stock shall have received an amount equal to the greater of (i) $.01 per share and (ii) the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except distributions made ratably on the Series R Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

2.3.6	Consolidation, Merger, etc.

In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series R Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 2.3.6 and Section 2.3.2 appear to apply to a transaction, this Section 2.3.6 will control.

2.3.7	No Redemption; No Sinking Fund

(a)       The shares of Series R Preferred Stock shall not be subject to redemption by the corporation or at the option of any holder of Series R Preferred Stock; provided, however, that the corporation may purchase or otherwise acquire outstanding shares of Series R Preferred Stock in the open market or by offer to any holder or holders of shares of Series R Preferred Stock.

(b)       The shares of Series R Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

2.3.8	Ranking

The Series R Preferred Stock shall rank junior to all other series of Preferred Stock of the corporation, unless the corporation's Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such Preferred Stock and the qualifications, limitations and restrictions thereof.

2.3.9	Fractional Shares

The Series R Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series R Preferred Stock. In lieu of fractional shares, the corporation, prior to the first issuance of a share or a fractional share of Series R Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series R Preferred Stock pursuant to an appropriate agreement between the corporation and a depository selected by the corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series R Preferred Stock.

2.3.10	Reacquired Shares

Any shares of Series R Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the corporation's Board of Directors pursuant to the provisions of Article 2 of the Restated Articles of Incorporation.

2.3.11	Amendment

None of the powers, preferences and relative, participating, optional and other special rights of the Series R Preferred Stock as provided in this Designation or in the Restated Articles of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series R Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series R Preferred Stock, voting as a separate class.

Articles of Amendment

of

Eden Bioscience Corporation

        Pursuant to RCW 23B.10.060, the following Articles of Amendment are executed by the undersigned, a Washington corporation:

        1.         The name of the corporation is Eden Bioscience Corporation.

        2.        Article 2. Capital Stock, Subsection 2.1 of the Restated Articles of Incorporation, as amended, of the corporation, is hereby amended in its entirety to read as follows:

"2.1 Authorized Capital
Effective on February 22, 2008 at 5:00 p.m., pacific standard time (the "Effective Time"), every three outstanding shares of this corporation's Common Stock shall be combined and reclassified into one share of Common Stock of this corporation, thereby giving effect to a one-for-three reverse stock split of this corporation's Common Stock (the "Reverse Split"). No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction. After giving effect to the Reverse Split, the total number of shares that this corporation is authorized to issue is 21,111,111, consisting of 11,111,111 shares of Common Stock, par value $0.0025 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. The Common Stock is subject to the rights and preferences of Preferred Stock as set forth below."

        3.        The amendment effects a one-for-three reverse stock split of the corporation's outstanding Common Stock (the "Reverse Split"). No fractional shares of Common Stock shall be issued in the Reverse Split. Whether fractional shares would have been issuable (but for the preceding sentence) upon the Reverse Split shall be determined based on the total number of shares of Common Stock held by each shareholder immediately following the Reverse Split (after aggregating any fractional shares resulting from the Reverse Split of each such shareholder's Common Stock). In lieu of issuing fractional shares resulting from the Reverse Split, the corporation shall pay cash in an amount equal to the fair value of each such fractional share, such fair value to be calculated by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing sales price of the Common Stock on the trading day immediately preceding the effective date of the Reverse Split (on a post-split basis), as reported on the Nasdaq Capital Market (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day (on

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a post-split basis) or such other price determined by the corporation's Board of Directors). The Reverse Split shall occur automatically without any further action by the holders of the shares affected thereby and whether or not the certificates representing such shares, if in certificated form, are surrendered to this corporation or its transfer agent. With respect to outstanding shares of Common Stock represented by stock certificates, the corporation shall not be obligated to issue certificates evidencing such shares of Common Stock and cash in lieu of fractional shares resulting from the Reverse Split unless the certificates evidencing such shares of Common Stock are either delivered to the corporation's transfer agent or the shareholder notifies the transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.

        4.        The amendment was adopted by the Board of Directors on February 20, 2008. Shareholder action was not required pursuant to RCW 23B.10.020(4)(b).

        5.        These Articles of Amendment shall be effective at 5:00 P.M., Pacific standard time, on February 22, 2008.

        These Articles of Amendment are executed by said corporation by its duly authorized officer.

DATED: February 21, 2008

EDEN BIOSCIENCE CORPORATION

By:/s/ Bradley S. Powell
Name: Bradley S. Powell
Its: President, Chief Financial Officer and Secretary

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